Exhibit 99.1

VSB Bancorp, Inc.

Second Quarter 2012 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —July 10, 2012. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $371,857 for the second quarter of 2012, a decrease of $55,847, or 13.1%, from the second quarter of 2011. The following unaudited figures were released today. Pre-tax income was $685,495 in the second quarter of 2012, compared to $788,345 for the second quarter of 2011. Net income for the quarter was $371,857, or basic net income of $0.21 per common share, compared to a net income of $427,704, or $0.24 basic net income per common share, for the quarter ended June 30, 2011.

The $55,847 decrease in net income was due to an increase in the provision for loan losses of $40,000, an increase of non-interest expense of $35,761 and a decrease in net interest income of $32,027, partially offset by a decrease in the provision for income taxes of $47,003.

The $32,027 decrease in net interest income for the second quarter of 2012 occurred primarily because our interest income decreased by $55,484, while our cost of funds decreased by $23,457. The decline in interest income resulted from a $208,022 decrease in income from investment securities, due to a 63 basis point decrease in average yield and a $2.5 million decrease in average balance between the periods. The increase in interest income on loans was due to a $3.7 million increase in the average balance of loans and an 18 basis point increase in yield from the second quarter of 2011 to the second quarter of 2012. Our average non-performing loans increased $516,711, from $6.2 million in the quarter ended June 30, 2011, to $6.7 million in the second quarter of 2012, although the level of non-performing loans declined from $10.9 million at December 31, 2011 to $7.2 million at March 31 2012 and to $6.2 million at June 30, 2012.

Interest income from other interest earning assets (principally overnight investments) increased by $10,815 due to a 6 basis point increase in yield, and a $11.5 million increase in average balance from the second quarter of 2011 to the second quarter of 2012.

The most significant component of the decrease in interest expense was a $14,988 decrease in interest on time deposits as the average cost declined by 10 basis points due to a continuation of low market interest rates, partially offset by a $1.1 million increase in the average balance between the periods. Average demand deposits, an interest free source of funds for us to invest, increased $2.0 million, or 2.6%, from the second quarter of 2011, representing approximately 34% of average total deposits for the second quarter of 2012. Average interest-bearing deposits increased by $10.5 million, resulting in an overall $12.5 million increase in average total deposits from the second quarter of 2011 to the second quarter of 2012.

The average yield on interest-earning assets declined by 37 basis points, while the average cost of funds declined by 11 basis points from the second quarter of 2011 to the second quarter of 2012. The reduction in the yield on assets was principally due to the 63 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates we had been earning on securities repaid or matured, partially offset by the 18 basis point rise in the yield on loans. The decline in the cost of funds was driven principally by 12 basis point drop in the cost of money market deposits, 10 basis point drop in the cost of time deposits, a 9 basis point drop in the cost of saving account deposits and a 8 basis point drop in the cost of Now account deposits. Our interest rate margin decreased by 31 basis points from 3.69% to 3.38% when comparing the second quarter of 2012 to the same quarter in 2011, while our interest rate spread decreased by 26 basis points from 3.43% to 3.17%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities and the adverse effect of the non-receipt of interest received on non-performing loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities. In addition, we continued to incur interest expense on deposits that funded the non-performing loans that did not earn interest. Non-interest income increased to $628,231, or $4,938, in the second quarter of 2012, from $623,293 for the same quarter in 2011.

Comparing the second quarter of 2012 with the same quarter in 2011, non-interest expense increased by $35,761, totaling $2.0 million for the second quarter of 2012. Non-interest expense increased for various business reasons including a $35,302 increase in legal fees due to a higher level of collections, a $24,952 increase in other non-interest expenses due to other real estate owned costs of $15,241 and increased costs of electronic filing fees with SEC, a $14,500 increase in FDIC and NYSDFS assessments because of a lower regulatory assessment rate in the second quarter of 2011, a $14,011 increase in professional fees because of increased costs and a $9,075 increase in director fees because of an increase in the number of meetings in 2012. These increases were partially offset by a $49,683 decrease in salary and employee benefit costs due to reduced staff, an $8,067 decrease in computer expenses due to reduced contract expenses, and a $4,329 decrease in occupancy expenses due to a reduced level of fixed assets.

For the first six months of 2012, pre-tax income decreased to $1,204,656 from $1,584,310 for the first six months of 2011, a decline of $379,654, or 24.0%. Net income for the six months ended June 30, 2012 was $653,485, or basic net income of $0.37 per common share, as compared to a net income of $859,495, or basic net income of $0.48 per common share, for the six months ended June 30, 2011. The $206,010 reduction in net income for the six months ended June 30, 2012 was attributable principally to a $185,158 decrease in net interest income, an $185,000 increase in the provision for loan losses and a $27,456 increase in non-interest expenses. The increase in non-interest expense of $27,456 was due primarily to a $50,024 increase in legal expenses due to a higher level of collections and a recovery of legal fees in 2011 previously expensed on a settled lawsuit, a $32,173 increase in other non-interest expenses due to OREO costs and increased costs of regulatory filings, a $19,750 increase in director fees due to increased meetings, and a $16,560 increase in professional fees because of increased costs. The increases were partially offset by a $41,403 decrease in employee salary and benefit costs due to reduced staff, an $21,901 decrease in computer expenses due to reduced contract expenses, a $18,000 decrease in FDIC and NYSBD assessments and a $9,747 decrease in occupancy expenses due to reduced level of fixed assets. Income tax expense decreased $173,644 due to the $379,654 decrease in pre-tax income. The net interest margin decreased by 37 basis points from the six months ended June 30, 2012 to 3.45% from 3.82%, in the same period in 2011. Average interest earning assets, for the six months ended June 30, 2012, increased by $10.1 million, or 4.4%, from the same period in 2011.

Total assets increased to $252.3 million at June 30, 2012, an increase of $10.5 million, or 4.3%, from December 31, 2011. The significant components of this increase were an $8.7 million increase in investment securities and a $3.8 million increase in loans, net, partially offset by a $1.9 million decline in cash and other liquid assets. Total deposits, including escrow deposits, increased to $223.7 million, an increase of $10.5 million, or 4.9%. We had increases of $4.5 million in money market accounts, $4.0 million in NOW accounts, $2.5 million in demand and checking deposits, $627,553 in savings deposits, and partially offset by a decrease of $1.2 million in time deposits from year end 2011. VSB Bancorp’s Tier 1 capital ratio was 10.21% at June 30, 2012.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The continuing crisis in Europe has stalled economic growth in second quarter of 2012 and has reduced demand for our loan products. We continue to actively reduce our non-performing loans and we decreased them by $939,000 in this quarter. The limited investment options are putting pressure on our interest rate margin, which declined 7 basis points from the first quarter of 2012.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “Our book value per share stands at $15.30, an increase of $0.49 per share from the second quarter of 2011. We also paid our nineteenth consecutive dividend to our stockholders. Our ROA was 0.55% and our ROE was 5.07% for the second quarter of 2012, which are lower than our FFIEC peer group. Our deposits have grown due to our philosophy of delivering the highest quality personal service to the businesses and professionals on Staten Island.”

VSB Bancorp, Inc. (“Company”) is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.4 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
June 30, 2012
(unaudited)

	June 30, 2012	December 31, 2011

Assets:

Cash and cash equivalents	$46,173,650	$48,107,673
Investment securities, available for sale	117,168,156	108,500,489
Loans receivable	85,911,421	81,910,990
Allowance for loan loss	(1,582,397)	(1,343,020)
Loans receivable, net	84,329,024	80,567,970
Bank premises and equipment, net	2,161,386	2,332,727
Accrued interest receivable	558,568	582,942
Deferred tax asset	421,087	98,600
Other assets	1,523,085	1,656,054
Total assets	$252,334,956	$241,846,455

Liabilities and stockholders' equity:

Liabilities:
Deposits:
Demand and checking	$74,967,126	$72,507,555
NOW	34,617,600	30,553,003
Money market	31,407,708	26,909,220
Savings	17,806,078	17,178,525
Time	64,730,739	65,894,536
Total Deposits	223,529,251	213,042,839
Escrow deposits	199,602	180,066
Accounts payable and accrued expenses	1,251,523	1,521,290
Total liabilities	224,980,376	214,744,195

Stockholders' equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,787,809 outstanding at June 30, 2012 and 1,797,809 outstanding at December 31, 2011)	199	199
Additional paid in capital	9,310,790	9,304,789
Retained earnings	19,014,130	18,574,651
Treasury stock, at cost (201,700 shares at June 30, 2012 and 191,700 shares at December 31, 2011)	(2,041,664)	(1,935,596)
Unearned ESOP shares	(309,977)	(394,516)
Accumulated other comprehensive gain, net of taxes of $1,164,708 and $1,309,447, respectively	1,381,102	1,552,733

Total stockholders’ equity	27,354,580	27,102,260

Total liabilities and stockholders’ equity	$252,334,956	$241,846,455

VSB Bancorp, Inc.
Consolidated Statements of Operations
June 30, 2012
(unaudited)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest and dividend income:
Loans receivable	$1,507,750	$1,366,027	$3,004,198	$2,820,319
Investment securities	789,865	997,887	1,582,435	2,010,439
Other interest earning assets	24,418	13,603	48,072	24,741
Total interest income	2,322,033	2,377,517	4,634,705	4,855,499

Interest expense:
NOW	21,342	23,183	43,558	56,272
Money market	58,159	61,101	114,871	120,480
Savings	9,592	13,278	19,200	25,974
Time	103,897	118,885	229,852	240,391

Total interest expense	192,990	216,447	407,481	443,117

Net interest income	2,129,043	2,161,070	4,227,224	4,412,382
Provision for loan loss	65,000	25,000	240,000	55,000

Net interest income after provision for loan loss	2,064,043	2,136,070	3,987,224	4,357,382

Non-interest income:
Loan fees	10,582	13,036	19,592	40,606
Service charges on deposits	548,557	536,148	1,101,275	1,058,385
Net rental income	14,219	10,105	24,278	21,718
Other income	54,873	64,004	103,811	110,287

Total non-interest income	628,231	623,293	1,248,956	1,230,996

Non-interest expenses:
Salaries and benefits	939,152	988,835	1,927,435	1,968,838
Occupancy expenses	357,336	361,665	728,481	738,228
Legal expense	70,276	34,974	149,984	99,960
Professional fees	86,061	72,050	169,061	152,501
Computer expense	65,180	73,247	116,668	138,569
Director fees	72,000	62,925	145,125	125,375
FDIC and NYSBD assessments	60,000	45,500	121,500	139,500
Other expenses	356,774	331,822	673,270	641,097

Total non-interest expenses	2,006,779	1,971,018	4,031,524	4,004,068

Income before income taxes	685,495	788,345	1,204,656	1,584,310

Provision (benefit) for income taxes:
Current	431,673	565,691	728,919	980,381
Deferred	(118,035)	(205,050)	(177,748)	(255,566)

Total provision for income taxes	313,638	360,641	551,171	724,815

Net income	$371,857	$427,704	$653,485	$859,495

Basic net income per common share	$0.21	$0.24	$0.37	$0.48

Diluted net income per share	$0.21	$0.24	$0.37	$0.48

Book value per common share	$15.30	$14.81	$15.30	$14.81